FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NUMBER 333-203363
September 20, 2016

Nordic Investment Bank

USD 1,000,000,000 0.875% Global Notes due September 27, 2018

Final Term Sheet

Final Terms and Conditions as of September 20, 2016

Issuer:	Nordic Investment Bank (NIB)
Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by Standard & Poor’s
Size:	USD 1,000,000,000 SEC Registered Global
Coupon:	0.875% per annum, on a semi-annual basis
Interest Payment Dates:	March 27 and September 27 in each year, starting on March 27, 2017 up to and including the Maturity Date
Maturity Date:	September 27, 2018
Settlement Date:	September 27, 2016
Public Offering Price:	99.763%
Benchmark:	UST 0.750% due August 31, 2018
Benchmark Yield:	0.778%
Managers:	HSBC Bank plc, J.P. Morgan Securities plc and Nomura International plc
Denominations:	USD 200,000 and integral multiples of USD 1,000 thereafter
CUSIP / ISIN:	65562QBD6 / US65562QBD60

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

https://www.sec.gov/Archives/edgar/data/357024/000119312516622986/0001193125-16-622986-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312516586467/0001193125-16-586467-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515184978/0001193125-15-184978-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312514193792/0001193125-14-193792-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515126284/0001193125-15-126284-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515222948/0001193125-15-222948-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515225411/0001193125-15-225411-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312516586503/0001193125-16-586503-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Bank plc at +1-866-811-8049, J.P. Morgan Securities plc at +44-20-7134-1470 or Nomura International plc at+44-20-7103-5652.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.